                                                            EXHIBIT NO. 99.8(b)

                         AMENDMENT TO CUSTODIAN CONTRACT



         Amendment to Custodian Contract between Massachusetts Cash Management Trust, a business trust organized and existing under the laws of Massachusetts, having a principal place of business at 200 Berkeley Street, Boston, Massachusetts 02116 (hereinafter called the "Fund"), and State Street Bank and Trust Company, a Massachusetts trust company, having its principal place of business at 225 Franklin Street, Boston, Massachusetts 02110 (hereinafter called the "Custodian").

          WHEREAS: The Fund and the Custodian are parties to a Custodian Contract dated April 25, l988 (the "Custodian Contract") ;

         WHEREAS: The Fund desires that the Custodian issue a letter of credit (the "Letter of Credit") on behalf of the Fund for the benefit of ICI Mutual Insurance Company (the "Company") in accordance with the Continuing Letter of Credit and Security Agreement and that the Fund's obligations to the Custodian with respect to the Letter of Credit shall be fully collateralized at all times while the Letter of Credit is outstanding by, among other things, segregated assets of the Fund equal to 125% of the face amount to the amount of the Letter of Credit;

          WHEREAS: the Custodian Contract provides for the establishment of segregated accounts for proper Fund purposes upon Proper Instructions (as defined in the Custodian Contract); and

          WHEREAS: The Fund and the Custodian desire to establish a segregated account to hold the collateral for the Fund's obligations to the Custodian with respect to the Letter of Credit and to amend the Custodian Contract to provide for the establishment and maintenance thereof;

          WITNESSETH:   That  in  consideration  of  the  mutual  covenants  and
agreements hereinafter contained, the parties hereto hereby amend the Custodian Contract as follows:

          1. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Custodian Contract.

          2. The Fund hereby instructs the Custodian to establish and maintain a segregated account (the "Letter of Credit Custody Account") for and in behalf of the Fund as contemplated by Section 2.13(iv) for the purpose of collateralizing the Fund's obligations under this Amendment to the Custodian Contract.

          3. The Fund shall deposit with the Custodian and the Custodian shall hold in the Letter of Credit Custody Account cash, U.S. government securities and other high-grade debt securities owned by the Fund acceptable to the Custodian (collectively "Collateral Securities") equal to 125% of the face amount to the amount which the Company may draw under the Letter of Credit. Upon receipt of such Collateral Securities in the Letter of Credit Custody Account, the Custodian shall issue the Letter of Credit to the Company.

          4. The fund hereby grants to the Custodian a security interest in the Collateral Securities from time to time in the Letter of Credit Custody Account (the "Collateral") to secure the performance of the Fund's obligations to the Custodian with respect to the Letter of Credit, including, without limitation, under Section 5-114(3) of the Uniform Commercial Code. The Fund shall register the pledge of Collateral and execute and deliver to the Custodian such powers and instruments of assignment as may be requested by the Custodian to evidence and perfect the limited interest in the Collateral granted hereby.

          5. The Collateral Securities in the Letter of Credit Custody Account may be substituted or exchanged (including substitutions or exchanges which increase or decrease the aggregate value of the Collateral) only pursuant to Proper Instructions from the Fund after the Fund notifies the Custodian of the contemplated substitution or exchange and the Custodian agrees that such substitution or exchange is acceptable to the Custodian.

          6. Upon any payment made pursuant to the Letter of Credit by the Custodian to the Company, after notice to the company, the Custodian may withdraw from the Letter of Credit Custody Account Collateral Securities in an amount equal in value to the amount actually so paid. The Custodian shall have with respect to the Collateral so withdrawn all of the rights of a secured creditor under the Uniform Commercial Code as adopted in the Commonwealth of Massachusetts at the time of such withdrawal and all other rights granted or permitted to it under law.

          7. The Custodian will transfer upon receipt all income earned on the Collateral to the Fund custody account unless the Custodian receives Proper Instructions from the Fund to the contrary.

          8. Upon the drawing by the Company of all amounts which may become payable to it under the Letter of Credit and the withdrawal of all Collateral Securities with respect thereto by the Custodian pursuant to Section 6 hereof, or upon the termination of the Letter of Credit by the Fund with the written consent of the Company, the Custodian shall transfer any Collateral Securities then remaining in the Letter of Credit Custody Account to another fund custody account.

          9. Collateral held in the Letter of Credit Custody Account shall be released only in accordance with the provisions of this Amendment to Custodian Contract. The Collateral shall at all times until withdrawn pursuant to Section 6 hereof remain the property of the Fund, subject only to the extent of the interest granted herein to the Custodian.

          10. Notwithstanding any other termination of the Custodian Contract, the Custodian Contract shall remain in full force and effect with respect to the Letter of Credit Custody Account until transfer of all Collateral Securities pursuant to Section 8 hereof.

          11. The Custodian shall be entitled to reasonable compensation for its issuance of the Letter of Credit and for its services in connection with the Letter of Credit Custody Account as agreed upon from time to time between the Fund and the Custodian.

          12. The Custodian Contract as amended hereby, shall be governed by, and construed and interpreted under, the laws of the Commonwealth of Massachusetts.

          13. The parties agree to execute and deliver all such further documents and instruments and to take such further action as may be required to carry out the purposes of the Custodian Contract, as amended hereby.

          14. Except as provided in this Amendment to Custody Contract, the Custodian Contract shall remain in full force and effect, without amendment or modification, and all applicable provisions of the Custodian Contract, as amended hereby, including, without limitation, Section 8 thereof, shall govern the Letter of Credit Custody Account and the rights and obligations of the Fund and the Custodian under this Amendment to Custodian Contract. No provision of this Amendment to Custodian Contract shall be deemed to constitute a waiver of any rights of the Custodian under the Custodian Contract or under law.

         IN WITNESS WHEREOF, each of the parties has caused this Amendment to Custodian Contract to be executed in its name and behalf by its duly authorized representatives and its seal to be hereunder affixed as of the 25th day of April, 1988.

ATTEST:


By:  DAN JAFFE                             By:      W. THOMAS LONDON
Dan Jaffee                                          W. Thomas London, Treasurer

ATTEST:                                              STATE STREET BANK &
                                                      TRUST COMPANY


By:  ILLEGIBLE                             By:      ILLEGIBLE
(Illegible), Assistant Secretary                    (Illegible), Vice President